Burton, Bartlett & Glogovac
427 West Plumb Lane
Reno, Nevada 89509-3766
Phone: (775) 333-0400
Fax: (775) 333-0412

April 11, 2013

Anavex Life Sciences Corp.
51 W 52nd Street, 7th floor
New York, NY 10019-6163

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (together with all amendments thereto, the “Registration Statement”) relating to the registration of up to 101,000,004 shares of common stock, par value $0.001 per share (collectively, the “Shares”) of the Company, consisting of (i) 33,833,334 shares of common stock shares underlying Series A Warrants issued to the Selling Security Holders (the “Series A Warrant Shares”), (ii) 33,833,334 shares of common stock shares underlying Series B Warrants issued to the Selling Security Holders (the “Series B Warrant Shares”), and (iii) an estimated 33,333,336 shares underlying Senior Convertible Debentures issued to the Selling Security Holders (the “Convertible Debenture Shares”). Capitalized terms used in this letter which are not otherwise defined herein shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, and the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

Anavex Life Sciences Corp.
April 11, 2014

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Series A Warrant Shares, the Series B Warrant Shares, and the Convertible Debenture Shares subject to issuance by the Company are duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Purchase Agreement as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac